Exhibit 99.1

NEWS RELEASE

For Immediate Release
July 6, 2015

MAXWELL TECHNOLOGIES SECURES $25 MILLION REVOLVING CREDIT FACILITY
WITH EAST WEST BANK

SAN DIEGO, Calif., - Maxwell Technologies Inc. (Nasdaq: MXWL), a leading producer of energy storage and power delivery solutions, announced today that it has obtained a three-year, $25 million revolving credit facility for working capital purposes, from East West Bank.
"We are very excited to have East West Bank as our new banking partner as their expertise in international banking, particularly in Greater China markets, tightly aligns with Maxwell’s banking needs. This new credit facility provides the company with the necessary financial flexibility to operate our business,” said David Lyle, Maxwell’s senior vice president and chief financial officer.
East West Bank is one of the largest independent banks headquartered in California. East West is a premier bank focused exclusively on the United States and Greater China markets and operates over 130 locations worldwide, including in the United States markets of California, Georgia, Nevada, New York, Massachusetts, Texas and Washington. In Greater China, East West’s presence includes full service branches in Hong Kong, Shanghai, Shantou and Shenzhen, and representative offices in Beijing, Chongqing, Guangzhou, Taipei and Xiamen. For more information on East West Bank, visit the Company's website at www.eastwestbank.com.
Maxwell Technologies is a global leader in the development and manufacture of innovative, cost-effective energy storage and power delivery solutions. Our ultracapacitor products provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation and telecommunications. Our CONDIS® high-voltage grading and coupling capacitors help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. Our radiation-mitigated microelectronic products include power modules, memory modules and single board computers that incorporate powerful commercial silicon for superior performance and high reliability in aerospace applications. For more information, visit www.maxwell.com.

Media & Investor Contact: Michael Sund +1 (858) 503-3233; msund@maxwell.com

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